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                            MASTER SERVICES AGREEMENT

                                     BETWEEN

                                     CLIENT

                                       AND

                                METALOGICS, INC.


                                 ________, 1998




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                              CONSULTING AGREEMENT

                                     BETWEEN

                                     CLIENT

                                       AND

                                METALOGICS, INC.




        THIS AGREEMENT is made as this _______ day of ______, 1998, by and among Metalogics, Inc., a for profit corporation incorporated under the laws of the State of Delaware with its principal office at Riverview Historical Plaza 33-41 Newark Street, Hoboken, NJ 07030 (referred to hereafter as "Metalogics" or Consultant") and Client a not-for-profit corporation incorporated under the laws of the State of ______________, with an office at _____________
_______________________________________________________________________________

        THEREFORE, in consideration of the promises and covenants contained in this Agreement, and for good and valuable consideration, Client and Consultant, intending to be legally bound, agree as follows:

1. DEFINITIONS

        1.1. Affiliate(s). For purposes of this Agreement, the term(s) "Affiliate(s)" shall mean any entity controlling, controlled by (directly or indirectly) or under common control with Client, whether by means of shares, limited liability interests, or memberships interests which are owned or held, including, but not limited to, any not-for-profit entity of which Client is the sole, direct or indirect, voting member or shareholder, and any professional entity the majority equity, membership or voting interest of which is owned, directly or indirectly, by physicians or other health care professionals who are employees of Client or another Affiliate by virtue of their employment status.

        1.2. Component. For purposes of this Agreement, the term "Component" shall mean any part of any information system, biomedical or computer equipment, or embedded device which Consultant modifies, enhances, or replaces in connection with the Services provided hereunder.


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        1.3. Confidential Information. For purposes of this Agreement,
"Confidential Information" shall mean (i) either party's product plans, designs, costs, prices and names, non-published financial information, marketing plans, business opportunities, clients, suppliers, personnel, inventions, past, present and future research and development, intellectual property, know-how, trade secrets, or any other proprietary information; (ii) any information designated by the disclosing party as confidential in writing or, if disclosed orally, designated as confidential at the time of disclosure and reduced to writing and designated as confidential in writing within thirty (30) days; and (iii) the terms and conditions of this Agreement; provided, however that "Confidential Information" will not include information that: (a) is or becomes generally known or available by publication, commercial use or otherwise through no fault of the receiving party; (b) is known and has been reduced to tangible form by the receiving party at the time of disclosure and is not subject to restriction;
(c) is independently developed by the receiving party without use of the disclosing party's Confidential Information; (d) is lawfully obtained from a third party who has the right to make such disclosure; (e) is released for publication by the disclosing party in writing; or (f) is required to be disclosed pursuant to law or court order. Client acknowledges that Consultant's Confidential Information includes the pricing and terms of this Agreement, Consultant's physical security system, access control system and documentation manuals. Consultant specifically acknowledges that Client Confidential Information includes all information identifying any of the patients and residents of, or the care rendered thereto by, Client and any of its Affiliates, and that Consultant and the Consultant Personnel (as defined in Section ___ hereof) shall hold all such information strictly confidential.

        1.4. Consultant Personnel. For purposes of this Agreement, the term "Consultant Personnel" shall mean all employees, agents, independent contractors, and subcontractors of Metalogics.

        1.5. Designated Affiliates. For purposes of this Agreement, the term "Designated Affiliate" shall mean any Affiliate which desires to obtain the Services (as defined in Section ___ hereof) under this Agreement. A list of Designated Affiliates, as of the date of this Agreement, which list is subject to modification by Client during the term of this Agreement, is attached hereto as Exhibit ___. Client may, from time to time, add additional Affiliates to the scope of this Agreement, any increased costs attributable thereto shall be discussed and negotiated by the parties at the time that the additional Affiliate is designated but shall in no event be greater than the per-bed costs set forth in the Proposal.

        1.6. Proposal. For purposes of this Agreement, the term "Proposal" shall mean the document prepared by Metalogics, entitled "Proposal to Client for a Year 2000 Compliance Inventory, Assessment, Remediation Planning, and Remediation", dated [__________], and attached hereto at Exhibit __.

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        1.7. Technology. For purposes of this Agreement, "Technology" shall mean the information systems (including hardware, software, interfaces, and networks), computers, biomedical equipment and other equipment (including, but not limited to, all biomedical and other equipment which contains embedded computer chips) owned, leased or licensed by Client and the Designated Affiliates.

        1.8. Work Product. For purposes of this Agreement, "Work Product" shall mean the result(s) of all Services performed hereunder, including without limitation, the inventory of the Technology, the "PRA" as described in the Proposal, the development, modification, and remediation of the Technology; any Components developed in connection with the Services; all documentation developed as a deliverable in connection with the performance of the Services; results of inventory or analysis performed by Consultant, including without limitation comparison with any proprietary database of Consultant; any deliverables prepared pursuant to this Agreement (whether or not such deliverables are completed); and all modifications, revisions, copies, partial copies, translations, and derivative works thereof.

        1.9. Year 2000 Compliant. For purposes of this Agreement, "Year 2000 Compliant" shall mean that the Technology is capable of storing, retrieving, interfacing, manipulating and processing completely and accurately dates, times and all data related thereto or affected thereby independent of the century year, or any leap year regardless of the format or separators used to express such dates and regardless of whether such dates are read from an internal clock of the Technology or entered by a user or otherwise. The parties agree that the preferred method of achieving Year 2000 Compliance shall be compliance with DICOM 3.0 and ISO 8601 standards and the HL7 interface standards (i.e., the Technology shall use four digit annual date codes).

        1.10. Probability Risk Assessment (PRA). For purposes of this Agreement, "Probability Risk Assessment (PRA)" shall mean a process used to determine acceptable levels of risk that identifies the probability and consequence of failure. This process is used to develop remediation strategies that are mutually agreeable between Metalogics and Client.

        1.11. Remediation. For purposes of this Agreement, "Remediation" shall mean the mutually agreed to, prioritized actions taken in response to issues identified as a result of the Probability Risk Assessment. These actions include: Upgrade (of existing hardware/software), Replacement (with a compliant product), Conversion (for software), or replacement of chips (for firmware), replace the system with manual procedures, or develop a coexistence plan to tolerate the errors and correct them as necessary (mitigation).

        1.12. Failure Modes Effects Analysis (FMEA). For purposes of this Agreement, "Failure Modes Effects Analysis (FMEA)" shall mean an engineering process used to determine the kinds of ways that a system can fail, and the possible effects of each type of failure.

        1.13. Data Structure Audit. For purposes of this Agreement, "Data Structure Audit" shall mean an engineering review of the source data structure, (data types, and field widths) to determine if the date structure is Y2K compliant.

        1.14. Millennium Database. For purposes of this Agreement, "Millennium Database" shall mean a Metalogics, Inc. database that contains configuration data and Y2K status information relative to software, hardware, biomedical devices, and embedded devices.

2.  SERVICES AND SCOPE OF WORK

        2.1. Consulting and Remediation Services. Consultant agrees to provide to Client, and the Designated Affiliates (as Client may designate from time to time) consulting, testing, remediation, and related services to render the Technology Year 2000 Compliant including, but not limited to, a complete inventory, assessment as to the current Year 2000 compliance of the Technology, and remediation of any noncompliant Technology identified in a list prepared in accordance with this Agreement and amended by the parties from time to time, as well as unit and integrated testing of any Technology for Year 2000 Compliance, all as more fully set forth below in this Master Services Agreement ("MSA"), the Exhibits hereto and on such schedules as are executed from time to time by all parties and attached hereto (the "Schedules") (such services, collectively, the "Services").

        2.2. Schedules. All Services will be performed, and all Work Product delivered, in accordance with the applicable Schedule(s). Each Schedule shall contain a Statement of Scope of Work in substantially the format set forth as Exhibit ___ hereto (the "Statement"). (This MSA, the Exhibits attached hereto, and all Schedules are referred to collectively as the "Agreement".) If there is any inconsistency between this MSA and any Exhibit or Schedule, this MSA shall control.

        2.3. Access and Cooperation. Client warrants that it will provide during regular business hours, or as may otherwise be reasonably required, to Consultant (a) access to office accommodations, facilities, equipment, and relevant computer programs (collectively "Access"), and (b) assistance, cooperation, complete and accurate information and data from its officers, agents and employees (collectively "Cooperation"). Client agrees that such Access and Cooperation are essential to performance of any services by Consultant and that Consultant shall not be held liable for any deficiency in performing services if such deficiency results from Client failure to provide full Access and Cooperation.

        2.4. Timely Performance. Consultant shall perform the Services according to the timetable set forth in Exhibit ___ [or in a revised draft of the Proposal] or in the applicable Schedule. The parties agree that it is their mutual intention to render the Technology Year 2000 Compliant as soon as possible, with priority given to that Technology which Client identifies as being critical by January 1, 1999, and to devote such resources as are necessary to reasonably achieve that timetable. Consultant acknowledges that Client's ability to anticipate and resolve problems in a timely manner is crucial to successful Year 2000 compliance and remediation and agrees to notify Client promptly if, at any time, Consultant becomes aware that it may not be able to meet any milestone or time requirement described in this Agreement, in a Schedule or otherwise identified by the parties, on time or that additional resources of Client are required to meet a particular milestone. At such time, Consultant shall advise Client of the reason for the delay, the estimated delay involved, and any additional Client resources needed to achieve the milestone. Consultant shall use best efforts to rectify any slippage in the applicable timetable which are not solely due to the fault of Client or an Affiliate. In the event of slippage in the timetable as a result of shared fault, the parties shall use their best efforts to jointly rectify the problem. Such efforts by Consultant shall include (without limitation) making additional Consultant Personnel available and/or the Consultant Personnel available outside of normal business hours at daily rates no greater than those set forth in the Schedule. Consultant agrees to cause the Consultant Personnel to participate in periodic meetings to assess the status of the Services, their completion, and the ability to achieve the milestones contained in the applicable Exhibits and Schedules.

        2.5. Preparation of Inventory. Promptly following execution of this Agreement Client will provide Consultant with a copy of the information system inventory which Client has gathered detailing the Year 2000 compliance status of certain of the information system Technology for certain of the Client's Affiliates. Consultant will promptly continue and complete a full inventory of all of the Technology requiring correction, mitigation, or remediation in order to render the Technology Year 2000 Compliant. In addition, Consultant shall prepare a detailed work plan which will list all activities needed to prioritize and remediate the Year 2000 problem with regard to the Technology and all data transmitted, stored, or manipulated by means of the Technology. Such work plan will be attached hereto as Schedule ___.

        2.6. Prioritization of Tasks. Consultant acknowledges that Client has advised Consultant that Client has only limited resources to assign to Year 2000 compliance review and remediation. In identifying those activities which the parties deem to be of critical importance (using the PRA and FMEA methodology described in the Proposal), they shall take into account the safety impact any failure to make an item of Technology Year 2000 compliant may have on the patients and staff of Client and its Affiliates. Notwithstanding any other provision of this Agreement, Client shall have the right to determine, in its sole discretion, the priority to be assigned to the analysis and/or remediation of any item of Technology or Component thereof.

        2.7. Change Control Procedure. From time to time during the performance of the Services, Client [or a Designated Affiliate] may request in writing adjustments to the scope of the Services. To the extent that such adjustments can, in the reasonable business judgment of Consultant, be performed without an increase in resources or fees, there will be no additional fees payable by Client. Should the adjustments made by Client alter the scope of Services as agreed to by both parties such that the Consultant determines, in the exercise of its reasonable business judgment, the adjustments require an increase in resources, the parties shall negotiate and agree to an appropriate adjustment in the total compensation payable to the Consultant under the Agreement. The parties agree that such compensation shall be at least as low as the most favored rate that Consultant makes available to any other customer.


3. ACCEPTANCE TESTING PROCEDURE

        3.1. Acceptance by Client. All Services, Work Product, and Components will be subject to Client's review and acceptance, as determined by the criteria set forth in the applicable Schedule(s). Client shall have the right to inspect the work-in-progress from time to time and upon request Consultant shall provide Client with written status reports regarding the Work.

        3.2. Testing Equipment. ___________ shall make available resources at ____________ New Jersey facilities for the unit and integrated testing of the Technology, as generally described in the Proposal and particularly described in a Schedule, at no costs other than those set forth in the Proposal and any applicable Schedule. In order to assure the accuracy of such testing with respect to any particular item of Technology or Component thereof, __________ will replicate the Client's configuration and environment applicable to such Technology. In the event that Client requires equipment or facilities outside Client's or its Affiliates' premises for testing any Technology pursuant to this Agreement, ___________ shall make its facilities and equipment available to Client and Consultant for such testing. In the event that Client needs to obtain additional equipment at one of its sites, either for testing of certain of its Technology or to perform the function of the Technology while the Year 2000 issues relating to such Technology are either being tested or remediated, ___________ will make available to Client the appropriate equipment for such function at the fees set forth in the Proposal and any applicable Schedule. Any costs related thereto shall be billed to the entity identified in the applicable Schedule.

        3.3. Test Schedule. Within ___ days of the date of this Agreement; Consultant shall deliver to Client a test schedule designed to identify when such unit and integrated testing of the Technology shall occur in order to meet the time frames identified by the parties. ____________ guarantees that it shall make available to Client testing resources (including equipment and staff) necessary to perform the testing identified in the Schedule at the identified times.

        3.4. Acceptance Criteria. The acceptance criteria for the relevant remediated Year 2000 Compliant Technology ("Acceptance Criteria") shall be included in each Schedule and shall demonstrate to Client's (or the applicable Designated Affiliate's) sole reasonable satisfaction that, with respect to such remediated Technology: (1) all of the functions of the remediated Technology set forth in the applicable Schedule have been provided and the remediated Technology is Year 2000 Compliant; (2) all performance standards for the remediated Technology set forth in the applicable Schedule have been met or exceeded; and (3) volume and capacity testing for the remediated Technology meets or exceeds the requirements of _____________ or the applicable Designated Affiliate.

        3.5. Failure to Meet Acceptance Criteria. If any remediated Technology failure to meet the Acceptance Criteria within the time set forth in the applicable Schedule, Client shall give Consultant written notice thereof. Consultant shall cooperate with Client in identifying the deficiency, and shall correct such deficiency at no additional cost to Client unless such deficiency was caused solely by Client's act or omission. Upon completion of the corrective action by Consultant, the acceptance test will be repeated until the remediated Technology successfully meets the relevant Acceptance Criteria.

        3.6. Final Acceptance. When the remediated Technology has successfully satisfied the Acceptance Criteria, Client shall give Consultant written notice thereof. At the completion of acceptance testing, the remediated Technology shall operate in a production environment for a period of at least ninety (90) days in full compliance with the Acceptance Criteria. Acknowledgment by Client of the successful completion of such ninety (90) day period shall be deemed "Final Acceptance" of that portion of the remediated Technology.

4. COMPENSATION AND PAYMENT

        4.1. Invoices. Consultant shall perform the Services described in the Schedules, and be compensated for the Services in accordance with the Schedules. All invoices provided by Consultant shall be submitted according to the following:

        (a) Each Schedule shall have a designated total fee (the "Schedule Fee"). The Schedule Fee will be reduced by ten percent (such percentage to be known as the "Holdback") and divided by the number of months that it takes to complete the Services described in the Schedule. The resulting figure will be known as the "Monthly Fee". Consultant will invoice Client or the Affiliate designated in the Schedule, for the preceding month's Monthly Fee on the __ day of each month. The final 10% Holdback will be invoiced at the completion and Client's Final Acceptance of the remediated Technology described in the Schedule.

        (b) The first Monthly Fee for the first Schedule will be invoiced simultaneously with the execution of this Agreement; and the first Monthly Fee for each subsequent Schedule will be invoiced simultaneously with the execution of such Schedule.

        (c) All invoices other than the initial invoice (which is due upon execution of this Agreement) will be due within forty-five days of Client's receipt of the invoice. All expenses will be invoiced in the month after they are incurred and will be supported by appropriate documentation. Upon request of Client, Consultant shall provide supporting documentation of any other item with respect to any invoice submitted to Client.

        4.2. Right to Withhold Payment. In the event that Consultant fails to meet any milestone set forth in a Schedule for a month, or fails to meet any milestone designated by Client in that Schedule as a critical milestone, and such failure by Consultant is due to circumstances within the control of Consultant or the Consultant Personnel, Client may withhold payment for that invoice until such milestone is met. The remedies of Client under this Section ___ shall be in addition to, and not in lieu of, any other remedies available to it under this Agreement.

        4.3 Billing Address. Unless otherwise specified in a Schedule, Consultant will send all invoices to: [CLIENT ADDRESS]

5. RESOURCES

        5.1. Consultant Personnel. Consultant shall assign to Client sufficient experienced and qualified personnel to provide the Services described in this Agreement. Consultant represents that the Consultant Personnel assigned to perform any Services under this Agreement shall have the proper skill, training and background so as to be able to perform their assignments and responsibilities in a timely, competent and professional manner.

        Client may designate as Key Consultant Personnel the Consultant Personnel listed on Schedule __ to this MSA and in any other Schedule mutually agreed upon by the parties with regard to any of the Services. Each of the Key Consultant Personnel shall be dedicated to the Services for which he or she has been designated in the applicable Schedule. If reassignment or replacement of any Key Consultant Personnel would materially disrupt the performance of the Services, Consultant shall not reassign or replace such Key Consultant Personnel until the completion of the Services to which Key Consultant Personnel is assigned. Should any Key Consultant Person leave the employ of, or otherwise become unavailable, Metalogics shall, in consultation with Client, replace such person.

        5.2. Compliance with Client Policies. Consultant shall cause all Consultant Personnel who are present on the premises of Client or any of its Affiliates to adhere to all security, confidentiality and other policies of the relevant entity. Client may at any time remove any of Consultant's personnel from the premises of Client or any of its Affiliates upon Client's determination that such personnel may have violated any such policy or obligation imposed thereunder (i.e., confidentiality) or that such person(s) may in any way pose a threat of disruption to the patients, visitors, employees of Client or any of its Affiliates or to any Technology or other equipment utilized by Client or its Affiliates in the operation of their business. If Client so removes any of Consultant's personnel from its premises or the project, Client shall promptly advise Consultant and inform Consultant of the basis of such action.

        5.3. Equipment and Facilities. At the request of Client, and as provided below and in the Proposal, Consultant will provide and make available to Client all equipment needed to conduct any unit or integrated testing, at a cost no greater than the charges set forth in the Proposal. Such equipment shall include, without limitation, computer hardware and software and telecommunications and networking equipment.

        5.4. Subcontractors. Consultant may not subcontract any Services to be performed hereunder without the express prior written consent of Client in each instance. Any permitted subcontract shall include (1) a representation that all subcontractor personnel are employees of such subcontractor for tax purposes;
(2) the right for Consultant to terminate such subcontract upon request by Client if any deficiency in such subcontractor's performance is not corrected to the reasonable satisfaction of Client within 30 days of notice thereof; (3) a provision requiring such subcontractor to protect the Confidential Information (as defined in Section ___ hereof) of Client in the manner set forth in Section ___ hereof; (4) assignment of all rights in any work product, deliverables, software, documentation, or other materials provided by such subcontractor, in accordance with Section ___ hereof; and (5) any other terms specified by Client. Consultant shall be solely responsible for all payments to its or their subcontractors. Any subcontractor's performance or failure to perform hereunder shall not release Consultant from its obligations under this Agreement, and Consultant shall remain fully responsible for obligations performed by any subcontractor to the same extent as if such obligations were performed by Consultant.


6. OWNERSHIP

        6.1. Improvement and Modifications. Except as may be otherwise provided herein or in any particular Schedule(s), all Work Product produced or developed by Consultant under this Agreement, shall be and remain the sole and exclusive property of Client or the applicable Affiliate. Subject to the provisions hereof, all applicable intellectual property rights, including without limitation copyrights, shall vest in Client, and neither Consultant nor any Consultant Personnel shall have any proprietary interest in the Work Product. Upon the written request of Client, Consultant shall provide to Client all copies of the Work Product. Client shall have the right to register the Work Product and any portion thereof in its own name under the copyright law of any jurisdiction, and Consultant shall perform, and cause all Consultant Personnel to perform, all acts necessary to assist Client in connection with such registration. All processes, methodologies, technologies or algorithms (collectively "Processes") used by Consultant in implementing improvements and modifications to Client's software, including any improvements and modifications to the Processes used by Consultant developed under this Agreement, shall be the exclusive property of Consultant. Upon request of Client, or termination of this Agreement for any reason whatsoever, Consultant shall provide Client with all reports prepared though the date of termination.

        6.2. Consultant Tools: Consultant Software: Consultant hereby grants to Client and the Affiliates a non-exclusive, transferable subject to the provisions of paragraph 14.1 hereof, royalty-free, irrevocable, perpetual license to use, modify, and maintain (i) any software development tools, know-how, methodologies, processes, technologies, or algorithms used by Consultant in developing the Work Product or Components or otherwise performing the Services hereunder ("Consultant Tools"), and (ii) any proprietary software programs or other software code owned by Consultant and incorporated into any Components or Work Product or otherwise used in performing the Services hereunder (the "Consultant Software"), in the form in which such Consultant Tool or Consultant Software is provided to Client. A preliminary list of Consultant Software is attached as Exhibit ___.

        6.3. Third Party Intellectual Property. If Consultant believes that it is necessary or desirable to incorporate any work embodying the intellectual property of a third party ("Third Party Intellectual Property") in the Services, Consultant will advise Client of the need or desirability of incorporating such Third Party Intellectual Property in the Services and, except as may be otherwise provided in the applicable Schedule, shall obtain all appropriate consents. Unless otherwise provided by Client, Consultant shall procure on behalf of Client and any Designated Affiliate a non-exclusive, fully assignable and transferable, royalty-free, irrevocable, perpetual license to use, modify, and maintain such Third Party Intellectual Property.

        6.4. Consistency with Other Provisions. Nothing herein shall alter the Parties obligations under Section 13 of the Agreement.

7. INDEPENDENT CONTRACTOR STATUS

It is expressly agreed and understood that Consultant, including all Consultant Personnel, will perform services under this Agreement as an independent contractor for Client and the Designated Affiliates, and neither Consultant nor any Consultant Personnel is or will be an employee or agent of Client or any Affiliate. All liability to the persons actually providing services under this Agreement or related to the providing of such services, including but not limited to, payment of wages or other compensation, withholding of taxes and similar charges related to such wages or other compensation, and worker's compensation, shall be the sole responsibility of Consultant, and Consultant shall indemnify, defend and hold harmless Client and its Affiliates (together with their directors, officers and employees) from and against any and all claims relating thereto.

8. TERM AND PERIOD OF PERFORMANCE

This Agreement shall commence on the date as indicated on the first Schedule attached to this Agreement and, unless terminated earlier pursuant to Section __ below, shall continue in full force and effect thereafter until satisfactory completion of the Services provided for in this Agreement and in all Schedules is achieved, based on the Acceptance Criteria set forth in attached Schedules.

9. TERMINATION

        9.1. Termination Events. Either party may, by written notice as set forth below, terminate this Agreement without further obligation due to a material default by the other party. Any default(s) will be stated in the notice of termination. The notified party will have thirty (30) days from receipt of the written notice of Termination to remedy the specific default(s). Failure to cure the default(s) within this time period will give cause for immediate termination. Upon the occurrence of a Client default, Client will be liable for all bona fide undisputed amounts due as of the date of termination, and the same will become immediately due and payable. Consultant specifically disclaims any right to terminate this Agreement for any reason other than cause or mutual agreement by the parties.

        9.2. Actions Upon Termination. Upon receipt of a notice of termination or as otherwise requested by Client, Consultant shall (1) transfer title to all finished and unfinished Work Product produced in connection with the Services, and deliver such Work Product to Client and/or any Designated Affiliate(s); (2) return all copies of Confidential Information of Client or the Affiliates. In the event of a material default by Client resulting in the termination of this Agreement, Client shall return to Consultant the Consultant Software together with all copies thereof.

10. WARRANTIES

        10.1. Warranties by Consultant. Consultant represents, warrants and agrees that

        (a) it has the right to enter into this Agreement, and that there is no agreement or restriction which would interfere with or prevent Consultant from entering into this Agreement or rendering the Services or performing the other obligations contemplated hereunder;

        (b) all Services provided hereunder shall be provided in a competent, professional and workmanlike manner to remediate Client's Year 2000 problems;

        (c) the Technology for which Consultant provides remediation Services hereunder shall, upon completion of such remediation Services, be Year 2000 Compliant as agreed by the parties in the applicable Schedule;

        (d) Consultant shall comply fully with all applicable laws, rules, and regulations applicable to the Services, including without limitation obtaining at Consultant's own expense any necessary permits;

        (e) at the time of delivery to Client or any Designated
Affiliate, each item of Work Product and each Component shall be free and clear of threats known as software and hardware viruses, time bombs, logic bombs, Trojan horses, worms, or other malicious computer instructions, intentional devices or techniques which may cause the Technology to become erased, damaged, inoperable, or other incapable of being used in the manner to which it is intended, or which would permit unauthorized access to the Technology (collectively, "Disabling Devices"), and no Consultant Personnel, shall, during the term of this Agreement, introduce into the Technology any Disabling Device;

        (f) none of the Services, Work Product, or Components will have been developed or will be performed or delivered (as applicable) in violation of any intellectual property right or contractual right of any third party, including without limitation patent, copyright, trademark, or trade secret of any third party;

        (g) no Consultant Personnel is a party to a contract or agreement that contains any restraint on Consultant's present or future services that has or will have any material effect on Client or on such Consultant Personnel's performance of the Services hereunder; and

        (h) in addition to the warranties set forth in this Agreement, Consultant hereby assigns to Client, and Client shall have the benefit of, all manufacturers' or suppliers' warranties, representations, service agreements, and indemnities ("Third Party Warranties"), if any, with respect to any third party product, to the extent assignable by Consultant; and to the extent that such Third Party Warranties are not assignable, Consultant agrees to take all reasonable actions to enforce such Third Party Warranties on Client's or any Designated Affiliate's behalf.

        10.2. Warranty Period. Until January 31, 2001, Consultant will, at no charge to Client, furnish such materials and services as shall be necessary to correct any noncompliance of the Technology with the representations and warranties set forth in this Agreement, including without limitation any Exhibit or Schedule hereto.


        10.3. Disclaimer of Warranty. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT (INCLUDING WITHOUT LIMITATION THE EXHIBITS AND SCHEDULES HERETO), CONSULTANT MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

11. INDEMNIFICATION

        11.1. By Client. Client agrees to indemnify, defend, and hold harmless Metalogics, and its respective officers, directors, agents, and employees, from and against any losses, liabilities, claims or expenses (including reasonable attorney's fees and legal costs) incurred by them and arising out of or relating to intentional or reckless conduct of Client which directly results in personal injury, death or tangible property damage (including theft) .

        11.2. By Consultant. Metalogics agrees to indemnify, defend and hold harmless Client, its Affiliates, and Client's and its Affiliates' officers, directors, agents, employees, from and against any losses, liabilities, claims or expenses (including reasonable attorney's fees and legal costs) incurred by them and arising out of or relating to

        (a)intentional or reckless conduct of Consultant or Consultant Personnel (including, but not limited to, the introduction of any computer virus into any of Client's Resources by Consultant or any Consultant Personnel) in connection with performance under this Agreement, which directly results in personal injury, death or tangible property damage (including theft) caused by Consultant or Consultant's personnel or subcontractors; or

        (b)that this Agreement or the use, reproduction or distribution of any Work Product or remediated Technology provided hereunder infringes any patent, copyright, trade secret, or trademark, or violates the proprietary or contractual rights of any third party. The foregoing warranty and indemnity shall not apply to the extent, if any, that such violation or infringement was embodied in the unmodified Client code, documentation or other materials provided by Client to the Consultant and utilized by Consultant in preparing the Work Product or remediating the Technology.

        11.3. Remedies for Infringement. In the event that Client or any Affiliate is enjoined from using any item of Work Product or any remediated Technology, Consultant shall, at its option (1) procure for Client or such Affiliate the right to use the Work Product or Technology without any obligations, payment or liability; (2) replace such Work Product or Technology with materials of at least equivalent functionality and Year 2000 Compliance status. If neither of the foregoing remedies is available to Consultant, Client shall receive a refund of all fees paid in connection with the infringing Work Product or remediated Technology. The remedies of Client set forth in this Section ___ are in addition to, and not in lieu of, any other remedies available to Client at law or equity.

12. LIMITATION ON LIABILITY

        Except for the parties' indemnity obligations hereunder, or in the event of a material and willful breach of confidentiality, the parties' liability to each other for any losses or damages, direct or indirect, arising out of this Agreement, will not in any event exceed the aggregate amounts payable by Client and its Affiliates under this Agreement. EXCEPT FOR THE PARTIES' INDEMNITY OBLIGATIONS HEREUNDER, OR IN THE EVENT OF A MATERIAL AND WILLFUL BREACH OF CONFIDENTIALITY, NEITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13. CONFIDENTIALITY

        13.1. Use of Confidential Information. The parties acknowledge that they shall only use the Confidential Information learned under this Agreement to perform under this Agreement. They shall each take reasonable steps to protect the Confidential Information of the other party, and except as required to perform hereunder or as may be authorized by the other party in writing, shall not, except as required by law or legal process, transfer, license, lease, sell, copy, include in any database or compilation of information, or otherwise disclose to any third person(s) or make available any such Confidential Information or use such Confidential Information for any unauthorized purpose, or knowingly permit any other entity or individual to make such a disclosure.

        13.2. Non-Disclosure Agreements. Consultant and Client will each exercise the same standard of care to protect the Confidential Information of the other party as is used to protect its own proprietary or confidential data from unauthorized disclosures, but in no event less than reasonable care. Consultant will cause all Consultant Personnel assigned to provide Services to Client or any Affiliate to execute a confidentiality and non-disclosure agreement at least as restrictive as Consultant's obligations set forth in Section ___ hereof with regard to the Confidential Data of Client and each of its Affiliates. At the request of Client or any Affiliates, Consultant will provide Client or such Affiliate with copies of confidentiality agreements or statements signed by the Consultant Personnel, acknowledging their confidentiality obligations.

        13.3. Required Disclosure. In the event that either party is served with legal process to disclose any Confidential Information of the other party, the party which was served will promptly advise the other party of the service, and assist the other party in contesting any such disclosure.

        13.4. Injunctive Relief. Consultant acknowledges that disclosure or improper use of any Confidential Information of Client or any Affiliate will give rise to irreparable injury to Client and/or such Affiliate, inadequately compensable in damages. Accordingly, Client or such Affiliate may seek and obtain injunctive relief against the breach or threatened breach of this Article 11, in addition to any other remedies available at law or equity.

14. MISCELLANEOUS

        14.1. Assignment. Any party may assign this Agreement or any of its rights or obligations to a successor pursuant to a merger, consolidation or sale of all or substantially all of its assets, upon notice to the other Parties to this Agreement. Without limitation of the foregoing, Client may assign this Agreement or any of its rights or obligations to one of its Affiliates upon notice to the other Parties to this Agreement. Any other assignment shall be void, unless made with the permission of Client in the case of Metalogics, or Metalogics in the case of Client, which permission shall not be unreasonably withheld. Metalogics specifically assumes and shall maintain complete responsibility for all services rendered hereunder.

        14.2. Waiver. The waiver by either party of a breach of any provision in this Agreement will not be construed as a waiver of any subsequent breach.

        14.3. Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws provisions. Each Party agrees that the sole jurisdiction and venue for any litigation arising out of this Agreement shall be an appropriate federal or state court located in Nassau County, New York.

        14.4. Notices. All notices provided hereunder shall be in writing and effective upon receipt and shall be deemed duly given or made if delivered in person or sent by U.S. registered mail, return receipt requested, postage prepaid or by reputable overnight carrier, addressed to the party for which it is intended at its address as follows:

If to Client or any Affiliate: [CLIENT ADDRESS]


If to Metalogics:

         Metalogics, Inc.
         Riverview Historical Plaza
         Newark Street
         Hoboken, NJ 07030
         Attention:  James J. Urbaniak


        14.5. Records Retention. Consultant and organizations related to Consultant providing services to or on behalf of Client or any individual Affiliate of Client valued at $10,000 or more in any 12 month period shall, in accordance with 42 CFR Part 420 (as the same may be amended from time to time), until four (4) years after the termination of the services rendered under this Agreement, (i) retain all such books and records as are necessary to verify the nature and extent of the costs of the services provided under this Agreement, and (ii) comply with any request by the Comptroller General of the United States, the Secretary of Health and Human Services, and their duly authorized representatives for access to contracts, agreements, books, documents and records necessary to verify the cost of the services provided hereunder. In the event that Consultant or an organization related to Consultant shall receive a request described in clause (ii) of the preceding sentence, Consultant shall promptly notify Client thereof.

        14.6. No Third Party Beneficiaries. Except for the Designated Affiliates, no third party is intended to be, or will be construed to be, a beneficiary of any provision of this Agreement nor have any right to enforce any of its provisions or to pursue any remedy for its breach.

        14.7. Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions will remain unimpaired and that provision will be replaced by a mutually acceptable valid, legal and enforceable provision that is closest to the original intent of the parties.

        14.8. Survival. Any provision of this Agreement which by its nature would continue beyond a termination of this Agreement will survive any termination, including, but not limited to, the parties' obligations under
Article 1 (Definitions), Section ___ (Acts Upon Termination), Article ___ (Warranties), Article ___ (Indemnification), Article ___(Confidentiality), and Article ___ (Miscellaneous).

        14.9. Force Majeure. Consultant will not be considered in default under this Agreement due to any failure in its performance due to causes beyond its control nor shall Client be responsible or liable for failure to perform attributable to any cause or contingency beyond its reasonable control, including without limitation; act of God; act or omission of civil or military authority; fire; flood; tempest; epidemic; earthquake; volcanic activity; quarantine restriction; labor dispute (e.g., lockout, strike or work stoppage or slowdown); embargo; war; political strife; delay in transportation; scarcity or inability to obtain raw materials or energy; compliance with any regulation or directive of any national, state or local government, or any department or agency thereof; or any other cause which by the exercise of reasonable diligence such party is unable to overcome (each, a force majeure event); provided, however that the affected party shall promptly notify the other party of the occurrence of any such force majeure event, as well as the anticipated timing that it expects the event to exist. The affect party(ies) shall resume performance promptly upon the cessation of the force majeure event.

        14.10. Entire Agreement. This Agreement, including the Schedules hereto, contains the entire agreement between the parties and supersedes all other oral or written agreements or understandings between the parties concerning the Services. This Agreement may not be modified unless in writing and signed by the party against whom enforcement of the modification is sought.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as the day, month, and year first above written.

METALOGICS, INC.                       CLIENT

BY:_____________________________       BY:____________________________


TITLE:__________________________       TITLE:_________________________

                               SCHEDULE ATTACHMENT

                                     TO THE

                              CONSULTING AGREEMENT

                                     BETWEEN

                                     CLIENT

                                       AND

                                METALOGICS, INC.

                                SCHEDULE NO.____

Date:

STATEMENT OF SCOPE OF WORK

In accordance with the terms and conditions of the Agreement between Metalogics Inc., and Client dated_________________, the following Statement of Scope of Work ("Statement") as specified is agreed to by the parties as follows:

Scope

Tasks

Deliverables

Documentation

Acceptance Criteria

Schedule of Performance

Compensation Rates (if Services in addition to those set forth in the Proposal are provided)

Equipment, if any,  necessary to provide the Services

AGREED TO:


  Metalogics, Inc.                              Client


BY:____________________________          BY:____________________________

TITLE:__________________________         TITLE:_________________________